CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218075) of PBF Energy Inc. of our report dated June 26, 2017, relating to the financial statements and supplemental schedules of the PBF Energy Retirement Savings Plan, which appear in this Form 11-K.

/s/ Friedman LLP

East Hanover, NJ
June 26, 2017